Exhibit 99.1

NEWS
NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION NAMES MARK A. JACKSON
TO BOARD OF DIRECTORS
     SUGAR LAND, Texas, August 1, 2006 — Noble Corporation (NYSE: NE) announced today that on July 28, 2006, the Board of Directors increased the size of the Board of Directors to ten members and elected Mark A. Jackson as a member of the Board of Directors. Mr. Jackson, who serves as Noble’s President and Chief Operating Officer, joined the class of directors who will stand for re-election to a three-year term at the 2009 Annual General Meeting of Members of the Company. Mr. Jackson will not serve as a member of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee or Finance Committee of the Board of Directors.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three F&G JU-2000E enhanced premium newbuild jackups under contract for construction, with scheduled delivery of the first unit in the third quarter of 2007, the second unit in first quarter of 2008 and the third unit in the first quarter of 2009. Approximately 84 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
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     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-384
08/01/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc.
Noble Corporation, 281-276-6100